Exhibit 99.1

FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G, dated February 6, 2024 (the “Schedule 13G”), with respect to the ordinary shares, no par value of VinFast Auto Ltd. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and each such amendment.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 6th day February, 2024.

Dated: February 6, 2024	Pham Nhat Vuong

	By:	/s/ Pham Nhat Vuong
		Name	:	Pham Nhat Vuong

Dated: February 6, 2024	Vingroup joint stock company

	By:	/s/ Nguyen Viet Quang
		Name	:	Nguyen Viet Quang
		Title	:	Chief Executive Officer

Dated: February 6, 2024	vietnam investment group joint stock company

	By:	/s/ Phan Thanh Long
		Name	:	Phan Thanh Long
		Title	:	Chief Executive Officer

Dated: February 6, 2024	Asian Star Trading & Investment Pte. Ltd.

	By:	/s/ Nguyen Thi Van Trinh
		Name	:	Nguyen Thi Van Trinh
		Title	:	Director